FORM 8-K



                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549



                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                 Date of Report (Date of Earliest
               Event Reported):  November 30, 1999


                       GIBSON GREETINGS, INC.
      (Exact name of registrant as specified in its charter)

  Delaware                 0-11902               52-1242761
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)


            2100 Section Road, Cincinnati, Ohio  45237
             (Address of principal executive offices)

Registrant's telephone number, including area code:(606)815-6000
              INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6 and 8 are not applicable and are omitted from this report.


Item 5.   Other Events.

          On November 30, 1999, Gibson Greetings, Inc. (the "Company") and its wholly owned subsidiaries, Gibson Greetings International Limited and GGIP, Inc., entered into a Credit Agreement (the "Credit Agreement") with General Electric Capital Corporation ("GECC"), as Agent and Lender. The Credit Agreement provides for a revolving credit facility of up to $50 million through November 30, 2002, subject to earlier termination in certain events. The maximum amount which the Company may borrow from time to time will be based upon the amount of its eligible accounts receivable and inventory, subject to certain reserves. At November 30, 1999, maximum availability under the Credit Agreement was approximately $39.4 million, with actual borrowings of approximately $20.8 million. Loans will bear interest at a rate equal to high grade 30-day commercial paper plus a margin of 1.75% to 2.75% depending upon the Company's financial performance. The Company's obligations under the Credit Agreement are secured by a lien in favor of GECC on substantially all of the Company's assets. The Credit Agreement contains customary covenants restricting, among other things, the Company's ability to incur additional debt, make investments, incur liens, merge or sell its assets or pay dividends. The Company is also required to comply with certain covenants including maximum capital expenditures, minimum fixed charge coverage ratio, minimum EBITDA, minimum tangible net worth and minimum interest coverage ratio. Simultaneously with entering into the Credit Agreement, the Company repaid all amounts outstanding under its prior loan agreement with a group of banks led by Bank One, N.A.

          Item 7.   Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

     Not Applicable.

(b)  Pro Forma Financial Information.

     Not Applicable.

(c)  Exhibits

     Number         Description

       1 Credit Agreement dated as of November 30, 1999 among Gibson Greetings, Inc., as Borrower, the other Credit Parties signatory thereto, as Credit Parties, the Lenders signatory thereto from time to time, as lenders, and General Electric Capital Corporation, as Agent and Lender.
                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 3, 1999         GIBSON GREETINGS, INC.



                              By /s/ James T. Wilson
                                 James T. Wilson
                                 Executive Vice President -
                                 Finance & Operations and
                                 Chief Financial Officer